Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE           FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR             Wednesday, April 27, 2011


CHICAGO, ILLINOIS - April 27, 2011 - Melvin J. Gordon, Chairman,
Tootsie Roll Industries, Inc. reported first quarter 2011 net sales and net earnings.

First quarter 2011 net sales were $108,323,000 compared to $103,244,000 in first quarter 2010, an increase of $5,079,000 or 5%. First quarter 2011 net earnings were $8,000,000 compared to $9,204,000 in first quarter 2010, and net earnings per share were $.14 and $.16 in first quarter 2011 and 2010, respectively, a decrease of $.02 per share or 12 1/2%.

Mr. Gordon said, "First quarter 2011 net sales benefited from effective marketing and selling programs. First quarter net earnings were adversely affected by significantly higher ingredient costs, as well as increases in freight and delivery expenses relating to higher energy costs, and lower foreign exchange gains in the comparative quarterly periods.
Higher net sales did however mitigate some of the adverse effects of these increased costs and expenses. The Company's first quarter 2011 net earnings per share benefited from Common Stock purchases in the open market resulting in fewer shares outstanding."































                             TOOTSIE ROLL INDUSTRIES, INC.
                        CONSOLIDATED SUMMARY OF SALES & EARNINGS
                                FOR THE PERIODS ENDED
                           APRIL 2, 2011 & APRIL 3, 2010

                                    FIRST QUARTER ENDED
                                    2011            2010

Net Product Sales              $108,323,000      $103,244,000

Net Earnings                   $  8,000,000      $  9,204,000

Net Earnings Per Share *           $ .14             $ .16

Average Shares Outstanding *     58,093,000        59,000,000




* Based on average shares outstanding adjusted for 3% stock dividends distributed April 7, 2011 and April 8, 2010.